Exhibit 99.1

Summus Appoints CEO Gary Ban to the Company's Board of Directors

Summus, Inc. (USA) (OTCBB: SUMU), a leading provider of mobile applications that optimize the consumer wireless experience, today announced that Gary E. Ban, the Company's Chief Executive Officer, was elected to the Company's Board of Directors.

The addition of Mr. Ban to Summus' Board of Directors comes as part of the Company's effort to expand the Board. Overall, Summus plans to add additional new seats in an effort to increase industry expertise and provide additional support and guidance to the Company.

Mr. Ban became CEO of Summus on February 18, 2004. Since he took over this role, the Company has reported tremendous revenue growth. Summus announced an increase in revenues of 53% in the 2004 second quarter over the 2004 first quarter, and 41% in the 2004 first quarter over the 2003 fourth quarter. Summus also launched its two most successful products to date, Sports Illustrated Swimsuit wallpaper and Phil Hellmuth's Texas Hold'em, and boasts an extremely promising product pipeline. Mr. Ban previously served as Summus' Chief Operating Officer, and he has been with the Company for over 5 years.

"Since Gary become CEO of Summus, he has streamlined the product development and targeted end-user strategy, while refocusing the organization on developing and delivering carrier-class mobile applications, on time and on budget. All of these factors have positioned the company well on its way towards profitability," said Winder Hughes, a Director of Summus. "It is duly fitting that he become a member of the Board and further enhance his role with the company."

In addition, Jere A. Ayers has resigned his position as Director in order to devote his full attention to his business, My Garb, Inc. Mr. Ayers is a founding partner of My Garb, and the company has recently seen a level of growth that warrants his full-time attention.

Mr. Hughes continued: "During our difficult transition period, which is now behind us, Jere's input, action and support have been vital and have contributed to our turnaround. We wish Jere the best in his growing business ventures and thank him for his time and support of Summus."

About Summus

Summus is a leading provider of mobile applications that optimize the consumer wireless experience. Summus partners with leading content brands to develop compelling and unique wireless applications and content for the mobile phone, focused within the most popular areas of growth, including photo-messaging, multi-player games, news/information and personalization. Summus currently offers an ever-growing list of 27 mobile phone applications deployed through 22 major wireless carriers in the U.S and abroad. Summus designs and develops these applications with the industry's most intuitive navigation that is designed for a consistently superior user experience. For more information, see www.summus.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Summus' business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Summus' annual report on Form 10-K for the year ended December 31, 2003, and in reports subsequently filed by Summus with the Securities and Exchange Commission("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus' web site at www.summus.com. Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.